EXHIBIT 19.1

I.Introduction
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such information from disclosing it to others who trade.
In light of these prohibitions, Korn Ferry and its affiliates (collectively, “Korn Ferry” or the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees and independent contractors.
You are responsible for seeing to it that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
If you violate the federal insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company could be subject to a civil fine of up to the greater of $ 2,301,065, subject to adjustment for inflation, and three times the profit gained or loss avoided as a result of your insider trading violations, as well as a criminal fine of up to $25 million.
The Securities and Exchange Commission (“SEC”), New York Stock Exchange (“NYSE”) and state regulators (as well as the N.Y. Attorney General and the Department of Justice) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

If you have any questions, please contact the Company’s General Counsel at
(310) 226-2654.

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II.Definitions
A.What is “Material Non-public Information”?
1.    Material Information
Material information generally means information that there is a likelihood a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors relating to a company’s credit rating;
•information about major contracts;
•gain or loss of a significant client;
•marketing changes;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or any major shut-down;
•bankruptcy or liquidity concerns or developments;
•institution of, or developments in, major litigation, major investigations, or major regulatory actions or proceedings; and
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•a significant cybersecurity incident or a significant new cybersecurity risk (such as a cybersecurity incident that significantly disrupts the Company's operations).
Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the Company’s General Counsel.
2.    Non-public Information
Non-public information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. You should generally consider information to be non-public until one full trading day has elapsed following public disclosure. For example, if the Company discloses Material Non-public Information before the market opens on September 10, 2023, you may not trade until September 11, 2023 (one full trading day after the Company’s release), so long as you do not have any additional Material Non-public Information after such release. If, however, the Company discloses Material Non-public Information after the market opens on September 10, 2023, you may not trade until September 12, 2023 (one full trading day after the Company’s release), so long as you do not have any additional Material Non-public Information after such release.
B.    Trading / Transactions
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•purchases and sales of Company securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Company securities (including charitable donations); and
•using Company securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:
•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below);
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•the vesting of Company stock options, restricted stock or restricted stock units; or
•the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.
Therefore, you may freely exercise your stock options, engage in “net exercises” and have the Company withhold shares to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.
The restrictions in this Policy do not apply to purchases of Company stock in the Company’s 401(k) plan, provided that such purchases are the result of a payroll deduction election that you made at a time when (a) you are not aware of Material Non-public Information and (b) you are permitted to trade under this Policy (i.e., you are not subject to a special blackout period and to the extent the Window Period (as defined herein) is applicable to you generally, while the Window Period is open). Any election that you make to: (a) begin or terminate investing in the Company stock fund of the 401(k) plan; (b) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund of the 401(k) plan if that increase or decrease results in a change to the dollar amount of your periodic contribution used to purchase Company stock; (c) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (d) liquidate some or all of your investment in the Company stock fund of the 401(k) plan; (e) borrow money, to the extent otherwise permitted, against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (f) pre-pay a 401(k) plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund, however, must comply with the restrictions in this Policy. Thus, the foregoing elections may only be made at a time when you are not aware of Material Non-public Information, when you are otherwise permitted to trade under this Policy, and in accordance with the pre-clearance procedures, to the extent applicable to you.
The restrictions in this Policy also do not apply to your purchases of Company stock in the Employee Stock Purchase Plan (“ESPP”), provided that such purchases result from your periodic contribution of money to the ESPP pursuant to a payroll deduction election made at a time when (a) you are not aware of Material Non-public Information and (b) you are otherwise permitted to trade under this Policy (i.e., you are not subject to a special blackout period and to the extent the Window Period is applicable to you generally, while the Window Period is open). However, the restrictions in this Policy will apply to any: (a) election to participate in the ESPP for an enrollment period; (b) increase or decrease in your amount of periodic contributions to the ESPP; and (c) sales of Company stock pursuant to the ESPP.
III.    Policies and Procedures
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All directors, officers, employees and independent contractors must comply with the policies and procedures in this Section to the extent applicable. The policies and procedures in Sections III(A), (B) and (C) apply to all directors, officers, employees and independent contractors and the policies and procedures in Section III(D) apply to directors and Restricted Employees (as defined below). To the extent these policies and procedures apply to you, they also apply to anyone that lives in your household (other than household employees), corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or have a beneficial pecuniary interest. The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
A.    Trading Policy
1.    You may not trade in the stock or other securities of any company when you are aware of Material Non-public Information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s clients or firms with which the Company may be negotiating a major transaction.
2.    You may not trade in the securities of any direct competitor of the Company while you are aware of Material Non-public Information about Korn Ferry.
3.    You may not convey Material Non-public Information about the Company or another company to others, or suggest that anyone purchase or sell any company’s securities while you are aware of Material Non-public Information about that company. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Non-public Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Non-public Information is not disclosed to such persons. This policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material Non-public Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.
B.    Policy Regarding Speculative Transactions, Hedging, Pledging, Trading on Margin and Standing and Limit Orders
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1.    Speculative Transactions
It is against Company policy for you to engage in speculative transactions in Company securities. As such, it is against Company policy for you to trade in puts or calls in Company securities, or sell Company securities short (i.e., sell Company securities that you do not own), including a “sale against the box” (i.e., sell Company securities with a delayed delivery).
2.Hedging Transactions
    Because certain forms of hedging transactions, such as zero cost collars and forward sale contracts, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, you are prohibited from engaging in any hedging transactions involving Company securities.
3.Pledging and Trading on Margin
Because securities held on margin or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale could result in unlawful insider trading. In light of this risk and the adverse corporate governance perspectives on the pledging of Company securities, directors and officers are expressly prohibited from margining Company securities or pledging Company securities as collateral for a loan. This policy does not prohibit broker-assisted exercise or settlement of equity awards granted by the Company that may involve an extension of credit only until the sale is settled. All other employees and consultants are urged to exercise caution when margining Company securities or pledging Company securities as collateral for a loan.
4.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1(c) trading plans, as described below) create heightened risks for insider trading violations that in some circumstances may be similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are aware of Material Non-public Information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines they must use a standing order or a limit order, the order should be limited to a very short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.
C.    Unauthorized Disclosure
1.    Policy Regarding Confidentiality of Internal Proprietary Information
Company directors, officers, employees and independent contractors will regularly be exposed to proprietary business information regarding Korn Ferry and its activities. Such proprietary information may include information about clients, candidates, fee structures,
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specific engagements, level of business activity and changes in such level, financial information such as budget and revenue information and changes thereto or group or office performance, information about strategic business partnerships, hiring plans and other personnel information, and business strategies and practices. Generally proprietary business information refers to all of the information that we would not like to disclose to our closest competitors or put in a press release to the general public. Such items of information may or may not be material individually, but such information is valuable proprietary information of the Company that we wish to protect for the benefit of the Company. Further, leakage of such internal proprietary information can damage our client relationships and our reputation, both competitively and in the public securities markets, and may impact our stock value.
Consequently, it is our policy that the proprietary business information of our organization that you receive in the ordinary course of business, or otherwise, whether or not material alone, should be maintained as confidential information of the Company and may not be disclosed to or discussed with persons outside of the Company, except as is necessary and appropriate in the fulfillment of your business duties in dealing with our clients, candidates, suppliers and partners in the ordinary course of business, and to the extent appropriate only if the person receiving the information has agreed, in writing to keep the information confidential. As such, you are expressly prohibited from disclosing Company information to, or participating in, so called “expert networks.” Further, in order to help assure that such information does not become widely known or get leaked, it is also our policy that internal dissemination of proprietary information be limited to those persons that have a reasonable business need to have such information in order to perform their business duties with our organization.
2.    Policy Regarding Confidentiality of Non-public Information Obtained from Business Contacts and Relating to Other Companies
Company directors, officers, employees and independent contractors may from time to time become aware of Non-public Information, which may or may not be material, about our clients and other publicly traded companies as a result of the services we provide to a client and our normal business relationships. Misuse or further disclosure of such information may damage our relationships and may constitute a breach of the securities laws exposing both the individual and Korn Ferry to liability.
Disclosure of such information to persons both inside and outside the Korn Ferry organization is prohibited unless otherwise authorized. Further, as noted above, our policy against insider trading also applies to securities of publicly owned companies with which you interact, including clients, acquisition targets, suppliers, co-venturers and others from whom you
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may receive sensitive information (including information received indirectly through fellow employees) in the course of your employment.
3.    Policy Regarding Communications with News Media, Securities Analysts and Investors
All directors, officers, employees and independent contractors must also maintain the confidentiality of Company information to comply with Regulation FD, a rule under the securities laws that prohibits companies from disclosing Material Non-public Information to investors where it is reasonable to expect that they will trade on the information, and to market professionals, without also disclosing the information to the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Regulation FD Policy then in effect. If you receive inquiries of this nature, refer them to the General Counsel.
D.    When and How to Trade Company Securities
1.    Overview
All directors, officers, employees and independent contractors must comply with the restrictions detailed below when trading Company securities, to the extent applicable. While the Window Period and pre-clearance policy only expressly apply to directors, officers and certain other employees who are so designated from time to time by the Legal Department (such officers and employees, “Restricted Employees”), the Company encourages all persons to comply with these restrictions when trading Company securities as observing these procedures may assist you in complying with this Policy. Please note that the restrictions set forth below also apply, to the extent applicable to you, to anyone that lives in your household (other than household employees), any corporation or other business entities controlled or managed by you, and trusts for which you are the trustee or have a beneficial pecuniary interest. This means, for example, that you may only trade during the Window Period if you are subject to the Window Period, and you must pre-clear your trades with the General Counsel in accordance with the procedures set forth below if you are subject to the pre-clearance policy.

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2.    Material Non-public Information
As noted above in Section III.A. of this Policy, no director, officer, employee or independent contractor may trade in Company securities while aware of Material Non-public Information.
3.    Window Periods
Directors and Restricted Employees may only trade in Company securities during the period following the elapsing of one full trading day after the Company publicly releases its earnings until the closing of the NYSE on the day that is six trading days prior to the end of each quarter (such period, the “Window Period”). As an example of the Window Period, assume the Company will publicly release its earnings before the market opens on September 7, 2023. No trading could be executed except between September 8, 2023 (one full trading day after the release) through October 24, 2023 (the closing of the stock market on the day that is six trading days prior to the end of the quarter).
However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Non-public Information about the Company. In addition, directors and Restricted Employees must pre-clear all transactions in Company securities in accordance with the procedures set forth in Section D.5 below even if they initiate them when the Window Period is open.
As discussed in more detail in Section D.4. below, from time to time the Company may institute a special blackout period due to Material Non-public Information developments. In such events, the Company may close the Window Period and/or notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities. If such event results in the closure of the Window Period and/or if you are instructed not to trade, you will be prohibited from trading in Company securities even if such period falls in what is otherwise generally an open Window Period.
Even if the Window Period is closed, you may exercise Company stock options if no shares are to be sold (or exercise a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding obligations) – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, however, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be executed or cancelled before it closes.
In light of these restrictions, if you expect a need to sell Company securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan, as discussed below.
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4.    Special Blackout Periods
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of Material Non-public Information, the Company reserves the right to impose an event-specific special blackout period during which any or all directors, officers, employees and independent contractors will be prohibited from trading without exception. The existence of an event-specific special blackout period will not be announced other than to those persons who are aware of the event giving rise to the special blackout period. Any person made aware of the existence of an event-specific special blackout period should not disclose the existence to any other person, whether inside or outside the Company. The failure of the General Counsel to designate a person as being subject to an event-specific blackout period will not relieve that person of the prohibition against trading while aware of Material Non-public Information.
Directors and Restricted Employees may also be subject to event-specific special blackout periods pursuant to the SEC’s Regulation Blackout Trading Restrictions, which prohibits certain sales and other transfers during certain pension plan blackout periods.
5.    Pre-clearance
The Company requires its directors and Restricted Employees to contact the General Counsel in advance of effecting any purchase, sale or other trading of Company securities (including a stock plan transaction such as an option exercise, a gift, a loan, a pledge (for those who are not expressly prohibited by this Policy from pledging Company securities), a contribution to a trust or any other transfer) and obtain prior approval of the transaction from the General Counsel. All requests must be submitted to the General Counsel (or, in the case of the General Counsel, to the Chief Financial Officer) at least two business days in advance of the proposed transaction. The General Counsel will then determine whether the transaction may proceed. This pre-clearance policy applies even if you are initiating a transaction while a Window Period is open.
If a transaction is approved under the pre-clearance policy, the transaction must be executed within five business days after the approval is obtained, but regardless may not be executed if you acquire Material Non-public Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction.
6.    Rule 10b5-1(c) Trading Plans
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. Because of the trading
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restrictions imposed on directors and Restricted Employees under this Policy, the Company will allow you, if you are a director or Restricted Employee, to enter into a Rule 10b5-1(c) trading plan, provided that the plan complies with the following requirements. Transactions pursuant to Rule 10b5-1(c) trading plans that are affected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.
a.Satisfaction of Conditions under Rule 10b5-1(c) of the 1934 Act
Your 10b5-1(c) trading plan must satisfy the requirements of Rule 10b5-1(c) of the 1934 Act, which was amended effective as of February 27, 2023, to impose additional conditions, including a cooling-off period consistent with the rule, a more expansive good faith requirement, and restriction on overlapping and single trade plans, as discussed below. It is important to keep in mind that because the new requirements were recently adopted, existing guidance on Rule 10b5-1(c) plans from the Staff of the SEC, as well as the new rule requirements and their application, remain subject to change. The new conditions are complex and as such you are urged to consult the General Counsel as promptly as practicable if you are considering entering into a Rule 10b5-1(c) trading plan. Additionally, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.
In general, to establish a trading plan that satisfies the Rule’s conditions (as currently set forth in the Rule), (1) you must enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, (2) such contract, instruction or plan, must be established at a time when you are not aware of Material Non-public Information, (3) you must act in good faith with respect to the plan (i.e., from the time of adoption through the duration of the plan), (4) you must observe the Rule’s cooling off period before trades can commence under the plan (which in the case of a director and officer is the later of (x) 90 days after adoption of the plan or (y) two business days following the disclosure of the Company’s financial results on a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum cooling-off period of 120 days after adoption of the plan), (5) if you are a director or officer, you must include a representation in the plan certifying at the time of adoption (or modification of the plan) that you are (x) not aware of Material Non-public Information about the Company or its securities and (y) adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (6) you may not have outstanding (and may not subsequently enter into any additional) more than one Rule 10b5-1(c) trading plan for purchases or sales of any class of securities of the Company on the open market during the same period, and (7) you may not have more than one single-trade plan during any 12-month period.

b.Review and Approval by the General Counsel
All Rule 10b5-1(c) trading plans, contracts and instructions are required to be reviewed and approved in writing by the General Counsel for compliance with Rule 10b5-1(c) and the Company’s policies concerning such programs, prior to implementing any such plan, contract or
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instruction. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1(c) trading plan must be reviewed and approved in writing by the General Counsel prior to effecting any such amendments, modifications or terminations.
c.Timing of Adoption/Amendment of Plan
Any adoption or amendment of a Rule 10b5-1(c) trading plan may occur only in an open Window Period when you are not aware of Material Non-public Information; no such plan can be adopted or amended during any special blackout period.
E.    Certification
All directors, officers, employees and independent contractors will be required to certify their understanding of and intent to comply with this Policy.
F.    Noncompliance
Each director, officer, employee or independent contractor who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to disciplinary action which could include termination of employment.
G.    Post-Termination Transactions
This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company until such time as you are no longer aware of Material Non-public Information or until that information has been publicly disclosed or is no longer material.
IV.    Additional Securities Law Matters

A.    Section 16
Directors, officers and greater than 10% beneficial owners of the Company’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the 1934 Act. The practical effect of these provisions is that (a) Section 16 Insiders will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (b) Section 16 Insiders who purchase and sell Company securities within a six-month period will be required to disgorge all profits to the Company whether or not they had knowledge of any Material Non-public Information. The Company provides separate materials to officers and directors regarding compliance with Section 16 and its related rules (see Memorandum re Section 16 Reporting Requirements, Deadlines and Liabilities).
B.    Rule 144
    If you are a director or executive officer, you may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by you may be considered to
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be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock. Contact the General Counsel for more information on Rule 144.

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ACKNOWLEDGEMENT AND AGREEMENT
The undersigned hereby acknowledges receipt of the Korn Ferry Policy Statement Regarding Insider Trading, Media Contacts and Securities Analysts (the “Policy”) and that the undersigned has read and understands the Policy and agrees to abide by the terms of the Policy.

___________________________________        ________________________________
Signature                        Name (print)

___________________________________
Date

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